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EXHIBIT 21.1

Subsidiaries of Universal Compression Holdings, Inc.

BRL Universal Equipment 2001 A, L.P.	Delaware
Compression Services de Mexico, S.A. de C.V.	Mexico
Compressor Systems International, Inc.	Delaware
Enterra Compression Investment Company	Delaware
Oceanic Compression Services, Pty. Ltd.	Australia
PT Universal Compression Indonesia	Indonesia
UC Canadian Partnership Holdings Company	Nova Scotia
UC Canadian Partnership Minority Holdings Company	Nova Scotia
UCO Compression 2002 LLC	Delaware
UCO Compression Holding, L.L.C.	Delaware
Universal Compression (Australia) Pty,Ltd.	Australia
Universal Compression (Ontario), Ltd.	British Virgin Islands
Universal Compression (Thailand), Ltd.	Thailand
Universal Compression Argentina, SA	Argentina
Universal Compression Bolivia LTDA	Bolivia
Universal Compression Canada, Limited Partnership	Nova Scotia
Universal Compression Canadian Holdings, Inc.	Delaware
Universal Compression de Mexico, S.A. de C.V.	Mexico
Universal Compression de Venezuela Unicom, C.A.	Venezuela
Universal Compression del Peru, S.R.L.	Peru
Universal Compression Finance Company, Ltd.	Barbados
Universal Compression Holdings Canada Company	Nova Scotia
Universal Compression International, Inc.	Delaware
Universal Compression International, Ltd.	Cayman Island
Universal Compression LTDA	Brazil
Universal Compression of Colombia, Ltd.	Cayman Island
Universal Compression Services de Venezuela, C.A.	Venezuela
Universal Compression Services, LLC	Delaware
Universal Compression, Inc.	Texas
Uniwhale de Columbia E.U.	Cayman Island
Uniwhale Ltd.	Cayman Island

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  EXHIBIT 21.1
Subsidiaries of Universal Compression Holdings, Inc.